Exhibit 99.1
Mammoth Energy Releases Additional Information
Regarding Work Performed in Puerto Rico
Oklahoma City, June 8, 2021 -- Mammoth Energy Services, Inc. (“Mammoth” or the “Company”) (NASDAQ:TUSK) today announced that it has posted to its website additional information addressing two documents recently released by the Federal Emergency Management Agency (“FEMA”) that relate to hurricane repair work performed by Cobra Acquisitions LLC (“Cobra”) in Puerto Rico.

FEMA released a Determination Memorandum dated May 26, 2021, related to the first of two contracts Cobra successfully performed for the Puerto Rico Electric Power Authority (“PREPA”). Cobra and PREPA executed the Emergency Master Service Agreement for PREPA’s Electrical Grid Repairs – Hurricane Maria on October 19, 2017 (the “Contract”). PREPA has 60 days from the receipt of FEMA’s Determination Memorandum to file an appeal.

In addition to the Determination Memorandum, the Company also recently obtained a draft Cost Analysis prepared by FEMA in response to the recommendation of the Department of Homeland Security’s Office of Inspector General (“OIG”) made in an OIG report dated July 3, 2019 (OIG-19-052). The OIG recommended that FEMA conduct a comprehensive analysis of Cobra’s Contract costs and disallow reimbursement to PREPA of any Cobra Contract costs that are not reasonable. In order to address the OIG recommendation, FEMA and the United States Army Corps of Engineers (“USACE”) analyzed the reasonableness of the actual Cobra costs for which PREPA is seeking reimbursement from FEMA.

Arty Straehla, chief executive officer of Mammoth commented, “Today, we release a fifth confirmation that the work performed by our subsidiary Cobra in Puerto Rico was both within the scope of the PREPA contract and was at a lower overall cost than other contractors on the island. This information, which is contained in reports produced by both FEMA and USACE, adds to previous confirmations, including (i) the FEMA Determination Memorandum dated December 23, 2017, (ii) the FEMA memorandum dated April 22, 2019, (iii) Emergency Contract – Cost Validation Report prepared by the Homeland Security Operational and Analysis Center dated March 28, 2019 (the “Rand Report”) and (iv) Freedom of Information Act data, all of which can be found on our website www.mammothenergy.com. The documentation continues to show that our team performed a difficult job in a difficult environment to save lives and aid the people of Puerto Rico in their time of need. In addition to this recently obtained information, we have also recently become aware in court filings made by PREPA that FEMA has obligated approximately $250 million for costs incurred under the second contract.”

FEMA Cost Analysis
The scope of FEMA’s Cost Analysis included the following:
1.Evaluate Cobra’s overall level of effort and work productivity based on the statement of work (“SOW”) developed by FEMA;
2.Compare Cobra’s actual costs to those of other electrical contractors that performed similar work when the data existed. FEMA reviewed Cobra’s cost of work performed per transmission line (“TL”) and distribution line (“DL”), Cobra’s overall actual average daily rate, and the daily per diem to cover lodging and living expenses; and
3.Reviewed USACE’s report and consider its recommendations prior to making a conclusion on cost reasonableness.
After completing its Cost Analysis, FEMA came to the conclusions below in the draft report. A full copy of the draft findings can be found on the Mammoth website: https://ir.mammothenergy.com/events-presentations.
•Page 13 - Cobra’s overall average rate is lower than all other contractors reviewed.
•Page 14 - Given the condition and circumstances on the island, the evaluation of all data available to assess the level of effort for the work performed, and the comparison to other contract costs, FEMA found that Cobra’s costs per tower for both transmission and distribution lines for the work captured on this project appear reasonable.
•Page 15 – (USACE Analysis) Cobra’s duration of work for electrical work appears to be reasonable.
•Page 19 - Cobra’s overall average rate is lower than all other contractors reviewed. If the average 9% tax markup is added, the rates fall in line with the MOUs and are still lower than Whitefish rates.
•Page 20 - Based on the results of the FEMA and USACE analyses, FEMA has no reason to believe that the cost of the work performed by Cobra is not reasonable.
FEMA’s Determination Memorandum and Cost Analysis raised two contract compliance issues. Below we summarize the Contract compliance issues identified by FEMA, along with a brief summary of Cobra’s response. A full copy of the documentation can be found on the Mammoth website: https://ir.mammothenergy.com/events-presentations.

Contract Compliance Issue	Cobra Response
Excess Man Count- FEMA identified 43 days when Cobra exceeded the highest allowable staffing level agreed to in Exhibit 1-B Contractors’ Rate Schedule of 882 personnel without the written consent of PREPA. FEMA identified $24,439,810.49 related to this issue.

At the request of Puerto Rico and the full knowledge and consent of PREPA and FEMA, Cobra agreed to bring on a subcontractor that had previously worked for USACE and already had both personnel and equipment in Puerto Rico. The addition of these personnel was in full compliance with the Contract.

Mobilization Expenses- FEMA identified that Cobra began billing for the daily minimum amount due of $1,563,000, based on 250 linemen, starting on October 25, 2017; however, Cobra did not reach the required minimum number of linemen on the island until November 12, 2017. As a result, FEMA determined that $21,451,272.51 was ineligible. Further, FEMA determined that $133,800 in lodging rentals were ineligible.

FEMA cited Section 4.3 of the Contract that “payment will be made for actual days worked”.

The Contract provided that Cobra would be paid a daily minimum amount of $1,563,000. Cobra began billing the daily minimum on October 25, 2017, after Cobra supplied PREPA with a roster of 250 linemen that it was mobilizing to the island.

Cobra incurred $133,800 in lodging for the Management Team for Operations and Safety personnel included in Exhibit B of the Contract. These personnel were housed in San Juan to be closer to PREPA’s offices and allow the Management Team to be more accessible to PREPA for regular meetings. The charges were invoiced to PREPA at cost. These costs were necessary to Cobra’s performance and are reimbursable under the Contract.

FEMA’s citation of Section 4.3 in regards to mobilization expenses is a mischaracterization of the contractual terms. Section 4.3 relates to the termination of work, not the mobilization of lineman.

About Mammoth Energy Services, Inc.
Mammoth is an integrated, growth-oriented energy service company serving companies engaged in the construction and repair of the electric grid for private utilities, public investor-owned utilities and co-operative utilities through its energy infrastructure services and the exploration and development of North American onshore unconventional oil and natural gas reserves. Mammoth’s suite of services and products include: infrastructure services, well completion services, natural sand and proppant services, drilling services and other energy services.
Investor Contact:
Mark Layton, Chief Financial Officer
mlayton@mammothenergy.com
(405) 608-6007

Media Contact:
Peter Mirijanian
peter@pmpadc.com
(202) 464-8803
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